EXHIBIT 10.01

COLONIAL COMMERCIAL CORP. 2006 STOCK PLAN

ARTICLE I

General

1.1.    Purpose. The purpose of the Colonial Commercial Corp. 2006 Stock Plan, (the “Plan”), is to provide additional incentive to officers, directors, employees and others who render services to Colonial Commercial Corp. (the “Corporation”) and any present or future Subsidiary. It is intended that Awards granted under the Plan strengthen the desire of such persons to join and remain in the employ of the Corporation, or otherwise render services to the Corporation, and stimulate their efforts on behalf of the Corporation.

1.2.    Term. No Award shall be granted under the Plan after the close of business on the day immediately preceding the 10-year anniversary of the adoption of the plan. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

1.3.    Shares Subject to the Plan. Subject to adjustments as provided in Article IX, the number of shares of Stock that may be delivered, purchased or used for reference purposes (with respect to SARs or Stock Units) with respect to Awards granted under the Plan shall be 1,000,000 shares of Common Stock of Colonial Commercial Corp., (“Stock”). If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares without the delivery of shares of Stock or other consideration, the shares subject to such Award shall thereafter be available for further Awards under the Plan.

1.4.    Subject to adjustments as provided in Article IX, the maximum number of shares of Stock subject to Awards of any combination that may be granted during any one fiscal year of the Corporation to any one individual shall be limited to 1,000,000 shares; provided that such number shall be adjusted pursuant to Article IX, and shares otherwise counted against such number, only in a manner which will not cause Awards granted under the Plan to fail to qualify as "performance-based compensation" under Code section 162(m).

ARTICLE II

Definitions

For purposes of the Plan, the following terms shall be defined as set forth below.

2.1.    Administrator means the Board, the Special Stock Committee or any other committee which is designated by the Board as the "Administrator."

2.2.    Award means any Stock Options (including ISOs and NSOs), SARs (including free-standing and tandem SARs), Restricted Stock Awards, Stock Units, or any combination of the foregoing granted pursuant to the Plan, except, however, when the term is being used under the Plan with respect to a particular category of grant in which case it shall only refer to that particular category of grant.

2.3.    Board means the Board of Directors of the Corporation.

2.4.    Code means the Internal Revenue Code of 1986, as amended.

2.5    Fair Market Value means, as of any date,

2.5.1    if the Stock is not traded on any over-the-counter market or on a national securities exchange, the fair market value determined by the Board in good faith using a reasonable valuation method;

2.5.2    if the Stock is traded in the over-the-counter market, based on most recent closing price for the Stock on the date the calculation thereof shall be made; or

2.5.3    if the Stock is listed on a national securities exchange, based on the most recent closing price for the Stock of the Corporation on such exchange.

2.6.    Grant Agreement means the agreement between the Corporation and the Participant pursuant to which the Corporation authorizes an Award hereunder. Each Grant Agreement entered into between the Corporation and a Participant with respect to an Award granted under the Plan shall contain such provisions, consistent with the provisions of the Plan, as may be established by the Administrator.

2.7.    Grant Date means the date on which the Administrator formally acts to grant an Award to a Participant or such other date as the Administrator shall so designate at the time of taking such formal action.

2.8.    ISO means any Stock Option designated and qualified as an "incentive stock option" as defined in Code section 422.

2.9.    NSO means any Option that is not an ISO.

2.10.   Option means any option to purchase shares of Stock granted under Article V.

2.11.   Parent means a corporation, whether now or hereafter existing, within the meaning of the definition of "Parent Corporation" provided in Code section 424(e), or any successor to such definition.

2.12.   Participant means any person to whom any Award is granted pursuant to the Plan.

2.13.   Performance Goals means any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Administrator, applied to either the Corporation as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Administrator: cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation and amortization); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record; stock price; return on equity; total stockholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives. To the extent consistent with Code section 162(m) and the regulations promulgated thereunder and unless otherwise determined by the Administrator at the time the Performance Goals are established, the Administrator shall, in applying the Performance Goals, exclude the adverse affect of any of the following events that occur during a performance period: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs that have been approved by the Board; reductions in force and early retirement incentives; and any extraordinary, unusual, infrequent or non-recurring items separately identified in the financial statements and/or notes thereto in accordance with generally accepted accounting principles.

2.14.   Restricted Stock Award means any Award of shares of restricted Stock granted pursuant to Article VII of the Plan.

2.15.   SAR means a stock appreciation right, as awarded under Article VI.

2.16.   Stock means the voting common stock of the Corporation, subject to adjustments pursuant to the Plan.

2.17.   Stock Unit means credits to a bookkeeping reserve account solely for accounting purposes, where the amount of the credit shall equal the Fair Market Value of a share of Stock on the Grant Date (unless the Administrator provides otherwise in the Grant Agreement) and which shall be subsequently increased or decreased to reflect the Fair Market Value of a share of Stock. Stock Units do not require segregation of any of the Corporation's assets. Stock Units are awarded under Article VII.

2.18.   Subsidiary means any corporation or other entity (other than the Corporation) in any unbroken chain of corporations or other entities, beginning with the Corporation, if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

ARTICLE III

Administration

3.1.    General. The Plan shall be administered by the Administrator. The Administrator's determinations under the Plan (including without limitation determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

3.2.    Duties. The Administrator shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable, all within the Administrator's sole and absolute discretion. The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to:

3.2.1.    Construe the Plan and any Award under the Plan;

3.2.2.    Subject to Section 4.1, select the persons to whom Awards may be granted and the time or times at which Awards shall be granted;

3.2.3.    Determine the number of shares of Stock to be covered by or used for reference purposes for any Award;

3.2.4.    Determine and modify from time to time the terms and conditions, including restrictions, of any Award (including provisions that would allow for cashless exercise of Awards and/or reduction in the exercise price of outstanding Awards) and to approve the form of written instrument evidencing Awards;

3.2.5.    Accelerate the time or times at which an Award becomes vested or when an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following a Participant's termination of employment or death;

3.2.6.    Impose limitations on Awards, including limitations on transfer and repurchase provisions; and

3.2.7.    Modify, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards.

ARTICLE IV

Eligibility and Participation

4.1.    Eligibility. The persons eligible to participate in the Plan are officers, directors, employees of the Corporation or its Subsidiaries and others who render services to the Corporation or its subsidiaries.

ARTICLE V

Stock Options

5.1.    General. Subject to the other applicable provisions of the Plan, the Administrator may from time to time grant to eligible Participants Awards of ISOs or NSOs. The ISO or NSO Awards granted shall be subject to the following terms and conditions.

5.2.    Grant of Option. The grant of an Option shall be evidenced by a Grant Agreement, executed by the Corporation and the Participant, describing the number of shares of Stock subject to the Option, whether the Option is an ISO or NSO, the Exercise Price of the Option, the vesting period for the Option and such other terms and conditions that the Administrator deems, in it sole discretion, to be appropriate, provided that such terms and conditions are not inconsistent with the Plan.

5.3.    Exercise Price. The price per share payable upon the exercise of each Option (the "Exercise Price") shall be determined by the Administrator and set forth in the Grant Agreement; provided, however, that in the case of ISOs the Exercise Price shall not be less than 100% of the Fair Market Value of the shares on the Grant Date. Notwithstanding the immediately preceding sentence, the Exercise Price of any ISO granted to a Participant who owns, within the meaning of Code section 422(b)(6), after application of the attribution rules in Code section 424(d), more than ten percent (10%) of the total combined voting power of all classes of shares of the Corporation, or Subsidiary corporations, shall not be less than 110% of the Fair Market Value of the Stock on the Grant Date

5.4    Payment for shares of Stock upon exercise of an Option, the full payment of the Exercise Price shall be made:

(i)    in cash or

(ii)    with the consent of the Administrator and to the extent permitted by it:

(A)    with Stock of the Corporation valued at Fair Market Value on date of exercise;

(B)    with a full recourse interest bearing promissory note of the Participant secured by a pledge of the shares of Stock received upon exercise of such Options, and having such other terms and conditions as determined by the Administrator;

(C)    by delivering a properly executed exercise notice together with irrevocable instructions to a broker to sell shares acquired upon exercise of the Option and promptly deliver to the Corporation a portion of the proceeds thereof equal to the Exercise Price; or

(D)    any combination or any of the foregoing.

5.4.    Payment. Options may be exercised in whole or in part by payment of the Exercise Price of the shares to be acquired in accordance with the provisions of the Grant Agreement, and/or such rules and regulations as the Administrator may prescribe, and/or such determinations, orders, or decisions as the Administrator may make.

5.5.    Terms of Options. The term during which each Option may be exercised shall be determined by the Administrator; provided, however, that in no event shall an ISO be exercisable more than ten years from the date it is granted.

5.6.    Reload Options. The terms of an Option may provide for the automatic grant of a new Option Award when the Exercise Price of the Option and/or any related tax withholding obligation is paid by tendering shares of Stock.

5.7.    Restrictions on ISOs. ISO Awards granted under the Plan shall comply in all respects with Code section 422 and, as such, shall meet the following additional requirements:

5.7.1.    Grant Date. An ISO must be granted within ten (10) years of the earlier of the Plan's adoption by the Board of Directors or approval by the Corporation's shareholders but will be an NSO and not an ISO if the Plan is not approved by shareholders within twelve months from the grant of the option.

5.7.2.    Term. The term of an ISO shall not exceed ten (10) years. Notwithstanding the immediately preceding sentence, the term of any ISO granted to a Participant who owns, within the meaning of Code section 422(b)(6), after application of the attribution rules in Code section 424(d), more than ten percent (10%) of the total combined voting power of all classes of shares of the Corporation, or Subsidiary corporations, shall not exceed five (5) years.

5.7.3.    Maximum Grant. The aggregate Fair Market Value (determined as of the Grant Date) of shares of Stock with respect to which all ISOs first become exercisable by any Participant in any calendar year under this or any other plan of the Corporation and Subsidiary corporations may not exceed $100,000 or such other amount as may be permitted from time to time under Code section 422. To the extent that such aggregate Fair Market Value shall exceed $100,000, or other applicable amount, such Options shall be treated as NSOs. In such case, the Corporation may designate the shares of Stock that are to be treated as stock acquired pursuant to the exercise of an ISO by issuing a separate certificate for such shares and identifying the certificate as ISO shares in the stock transfer records of the Corporation.

5.7.4.    Participant. ISOs shall only be issued to employees of the Corporation, or Subsidiary of the Corporation.

5.7.5.    Tandem Options Prohibited. An ISO may not be granted in tandem with a NSO in such a manner that the exercise of one affects a Participant's right to exercise the other.

5.7.6.    Designation. No option shall be an ISO unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such Option.

5.7.7.    Period of Exercise. Any Option which is an ISO shall in all events lapse unless exercised by the Participant:

(i)    prior to the 89th day after the date on which employment terminated, if termination was other than by reason of death; and

(ii)    within a twelve-month period next succeeding the death of the Participant if termination is by reason of death.

5.8.    Exercisability. Options shall be exercisable as provided in the Grant Agreement.

5.9.    Transferability. ISOs shall be non-transferable. Except as provided in the Grant Agreement, NSOs shall not be assignable or transferable by the Participant, except by will, or by the laws of descent and distribution.

5.10   Code Section 162(m). With respect to any Options intended to qualify as "performance-based compensation" under Code section 162(m), this Article V (including the substance of the Performance Goals, the timing of establishment of the Performance Goals, the adjustment of the Performance Goals and determination of the Award) shall be implemented by the Administrator in a manner designed to preserve such Awards as such "performance-based compensation."

ARTICLE VI

Stock Appreciation Rights

6.1.    Award of SARs. Subject to the other applicable provisions of the Plan, the Administrator may at any time and from time to time grant SARs to eligible Participants, either on a free-standing basis (without regard to or in addition to the grant of an Option) or on a tandem basis (related to the grant of an underlying Option).

6.2.    Restrictions on Tandem SARs. ISOs may not be surrendered in connection with the exercise of a tandem SAR unless the Fair Market Value of the Stock subject to the ISO is greater than the Exercise Price for such ISO. SARs granted in tandem with Options shall be exercisable only to the same extent and subject to the same conditions as the related Options are exercisable. The Administrator may, in its discretion, prescribe additional conditions to the exercise of any such tandem SAR.

6.3    Base Price. The base price per share of each SAR (the "Base Price") shall be determined by the Administrator and set forth in the Grant Agreement.

6.3.    Amount of Payment Upon Exercise of SARs. A SAR shall entitle the Participant to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Stock over (B) the Base Price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. In the case of exercise of a tandem SAR, such payment shall be made in exchange for the surrender of the unexercised related Option (or any portions thereof which the Participant from time to time determines to surrender for this purpose).

6.4.    Form of Payment Upon Exercise of SARs. Payment by the Corporation of the amount receivable upon any exercise of a SAR may be made by the delivery of Stock or cash, or any combination of Stock and cash, as determined in the sole discretion of the Administrator.

6.5.    Transferability. SARs shall be transferable only as provided in the Grant Agreement.

6.6    Code Section 162(m). With respect to any SARs intended to qualify as "performance-based compensation" under Code section 162(m), this Article VI (including the substance of the Performance Goals, the timing of establishment of the Performance Goals, the adjustment of the Performance Goals and determination of the Award) shall be implemented by the Administrator in a manner designed to preserve such Awards as such "performance-based compensation."

ARTICLE VII

Restricted Stock and Stock Units

7.1.    Grants. Subject to the other applicable provisions of the Plan, the Administrator may grant Restricted Stock or Stock Units to Participants in such amounts and for such consideration as may be required by law, as it determines. Such Awards shall be made pursuant to a Grant Agreement.

7.2.    Terms and Conditions. A Restricted Stock Award entitles the recipient to acquire shares of Stock and a Stock Unit Award entitles the recipient to be paid the Fair Market Value of the Stock on the exercise date. Stock Units may be settled in Stock, cash or a combination thereof, as determined by the Administrator. Restricted Stock Awards and Stock Unit Awards are subject to vesting periods and other restrictions and conditions as the Administrator may include in the Grant Agreement.

7.3.   Restricted Stock.

7.3.1.    The Grant Agreement for each Restricted Stock Award shall specify the applicable restrictions on such shares of Stock, the duration of such restrictions, and the times and/or Performance Goals upon which such restrictions shall lapse with respect to all or a specified number of shares of Stock that are part of the Award. Notwithstanding the foregoing, the Administrator may reduce or shorten the duration of any restriction applicable to any shares of Stock awarded to any Participant under the Plan.

7.3.2.    Share certificates with respect to restricted shares of Stock may be issued at the time of grant of the Restricted Stock Award, subject to forfeiture if the restrictions do not lapse, or upon lapse of the restrictions. If share certificates are issued at the time of grant of the Restricted Stock Award, the certificates shall bear an appropriate legend with respect to the restrictions applicable to such Restricted Stock Award (as described in Section 11.1) or, alternatively, the Participant may be required to deposit the certificates with the Corporation during the period of any restriction thereon and to execute a blank stock power or other instrument of transfer.

7.3.3.    The extent of the Participant's rights as a shareholder with respect to the Restricted Stock shall be specified in the Grant Agreement.

7.4.   Stock Units.

7.4.1.    The grant of Stock Units shall be evidenced by a Grant Agreement that states the number of Stock Units evidenced thereby and the terms and conditions of such Stock Units, including, but not limited to, any Performance Goals, if any, that must be satisfied before a Participant earns such Stock Units.

7.4.2.    Stock Units may be exercised in the manner described in the Grant Agreement.

7.4.3.    The extent of the Participant's rights as a shareholder with respect to the Stock Units shall be specified in the Grant Agreement.

7.5.   Transferability. Unvested Restricted Stock Awards or Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Grant Agreement.

7.6    Code Section 162(m). With respect to any Restricted Stock Awards or Stock Units intended to qualify as "performance-based compensation" under Code section 162(m), this Article VII (including the substance of the Performance Goals, the timing of establishment of the Performance Goals, the adjustment of the Performance Goals and determination of the Award) shall be implemented by the Administrator in a manner designed to preserve such Awards as such "performance-based compensation."

ARTICLE VIII

8.1.   Tax Withholding

8.1.1.    Subject to subparagraph 8.1.2., as a condition to taking any action otherwise required under the Plan or any Grant Agreement, the Corporation shall have the right to require assurance that the Participant will remit to the Corporation when required an amount sufficient to satisfy federal, state and local tax withholding requirements. The Administrator may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Stock which the Participant already owns or through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan or through any other method determined by the Administrator.

8.1.2.    If a Participant makes a disposition of shares of Stock acquired upon the exercise of an ISO within either two (2) years after the Option was granted or one (1) year after its exercise by the Participant, the Participant shall promptly notify the Corporation or respond to an inquiry by the Corporation concerning a disposition and the Corporation shall have the right to require the Participant to pay to the Corporation an amount sufficient to satisfy federal, state and local tax withholding requirements.

ARTICLE IX

Corporate Transactions

9.1.   Adjustments Due to Special Circumstances.

9.1.1.    In the event of any change in the capital structure or business of the Corporation by reason of any stock dividend or extraordinary dividend, stock split or reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, non-cash distributions with respect to its outstanding Stock, reclassification of the Corporation's capital stock, any sale or transfer of all or part of the Corporation's assets or business, or any similar change affecting the Corporation's capital structure or business or the capital structure of any business of any subsidiary, as determined by the Administrator, if the Administrator determines that an adjustment is equitable, then the Administrator shall adjust the Plan and Awards as it deems necessary or appropriate to prevent enlargement or dilution of rights, including, without limitation, in: (i) the number of shares of Stock that can be granted or used for reference purposes pursuant to the Plan; (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan; and (iii) the exercise price, base price, or purchase price applicable to outstanding Awards under the Plan. The adjustment by the Administrator shall be final, binding and conclusive.

9.1.2.    The Administrator may cancel outstanding Awards, but not outstanding Stock or Restricted Stock Awards, in connection with any merger, consolidation of the Corporation, or any sale or transfer of all or part of the Corporation's assets or business, or any similar event. The Administrator may determine to pay no compensation whatsoever for any canceled Awards that are not in-the-money (as hereinafter defined) or for any canceled Awards to the extent not vested. The Corporation shall provide payment in cash or other property for the in-the-money value of the vested portion of Awards that are in-the-money and that are canceled as aforesaid. Awards are "in-the-money" only to the extent of their then realizable market value, without taking into account the potential future increase in the value of the Award (whether under Black-Scholes-type formulas or otherwise). The opinion by the Administrator of the in-the-money value of any Award shall be final, binding and conclusive.

9.1.3.    Any adjustment of ISOs under this Section 9.1 shall be made only to the extent not constituting a "modification" within the meaning of Code section 424(h)(3). Further, with respect to Awards intended to qualify as "performance-based compensation" under Code section 162(m), such adjustments shall be made only to the extent that the Administrator determines that such adjustments may be made without causing the Company to be denied a tax deduction on account of Code section 162(m).

9.2.    Substitution of Options. In the event that, by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall authorize the issuance or assumption of a stock option or stock options in a transaction to which Code section 424(a) applies, then, notwithstanding any other provision of the Plan, the Administrator may grant options upon such terms and conditions as it may deem appropriate for the purpose of assumption of the old option, or substitution of a new option for the old option, in conformity with the provisions of Code section 424(a) and the rules and regulations thereunder, as they may be amended from time to time.

ARTICLE X

Amendment and Termination

Amendment and Termination. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including as necessary to prevent the Corporation from being denied a tax deduction on account of Code section 162(m)); and provided further that any such amendment, alteration, suspension, discontinuance or termination that would impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

ARTICLE XI

Miscellaneous

11.1.   Restrictive Legends. The Corporation may at any time place legends referencing any restrictions described in the Grant Agreement and any applicable federal or state securities law restrictions on all certificates representing shares of Stock underlying an Award.

11.2.   Compliance with Governmental Regulations. Notwithstanding any provision of the Plan or the terms of any Grant Agreement entered into pursuant to the Plan, the Corporation shall not be required to issue any shares hereunder prior to registration of the shares subject to the Plan under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, if such registration shall be necessary, or before compliance by the Corporation or any Participant with any other provisions of either of those acts or of regulations or rulings of the Securities and Exchange Commission thereunder, or before compliance with other federal and state laws and regulations and rulings thereunder, including the rules of any applicable securities exchange or quotation system.

11.3.   No Guarantee of Employment. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Corporation or give any person any right to any payment whatsoever, except to the extent of the benefits provided for hereunder.

11.4.   Governing Law. The provisions of this Plan shall be governed by, construed and administered in accordance with applicable federal law; provided, however, that to the extent not in conflict with federal law, this Plan shall be governed by, construed and administered under the laws of New York, other than its laws respecting choice of law.

11.5.   Severability. If any provision of the Plan shall be held invalid, the remainder of this Plan shall not be affected thereby and the remainder of the Plan shall continue in force.